Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED
(incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Company is currently in discussion with its Parent in relation to (1) a possible acquisition of certain cellular telecommunications assets and businesses currently operated by the Parent in mainland China; and (2) a possible disposal of its wireless paging assets and businesses to the Parent. The Company’s plan to conduct such possible acquisition and disposal was disclosed in the interim report of the Company dated 28 August 2003. No contractual term, including the price, has been agreed in relation to the possible acquisition and disposal, which may or may not proceed. Further announcement will be made in accordance with the Listing Rules as and when appropriate.

This statement is made by China Unicom Limited (the “Company”) at the request of The Stock Exchange of Hong Kong Limited.

The Company is currently in discussion with its parent company (the “Parent”) in relation to (1) a possible acquisition of certain cellular telecommunications assets and businesses currently operated by the Parent in mainland China; and (2) a possible disposal of its wireless paging assets and businesses to the Parent. The Company’s plan to conduct such acquisition and disposal was disclosed in the interim report of the Company dated 28 August 2003. No contractual term, including the price, has been agreed in relation to the possible acquisition and disposal, which may or may not proceed.

Any such acquisition and disposal would be subject to approvals of regulatory and other authorities and would constitute connected transactions for the purposes of Chapter 14 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited. Further announcement will be made in accordance with the Listing Rules as and when appropriate.

By order of the Board CHINA UNICOM LIMITED Yee Foo Hei Company Secretary

Hong Kong, 6 November 2003